                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.N/A)


                            MetaCreations Corporation
                            -------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                          (Title of Class of Securities


                                    591016100
                                    ---------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filed our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which alter the disclosures provided in a prior page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages

CUSIP NO.    591016100                 13G             PAGE  2    OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Kai Krause        ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    856,507
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   856,507
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          856,507
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591016100                 13G                        Page 3 of 5 Pages
--------------------------------------------------------------------------------
ITEM 1(A).        NAME OF ISSUER

                  MetaCreations Corporation
--------------------------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  6303 Carpinteria Avenue
                  Carpinteria, CA  93013
--------------------------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON(S) FILING

                  Kai Krause
--------------------------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MetaCreations, Corporation
                  6303 Carpinteria Avenue
                  Carpinteria, CA  93013
--------------------------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP

                  Germany
--------------------------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

                  Common Stock
--------------------------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER

                  591016100
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)____  Broker or Dealer registered under Section 15 of the Act

(b)____  Bank as defined in section 3(a)(6) of the Act

(c)____  Insurance Company as defined in section 3(a)(19) of the Act

(d)____ Investment Company registered under section 8 of the Investment Company Act

(e)____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

CUSIP No. 591016100                 13G                        Page 4 of 5 Pages
--------------------------------------------------------------------------------

(g)____  Parent Holding company, in accordance with Rule 13d-1(b)(ii)(G) (Note:
         See Item 7)

(h)____  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
--------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned:
         856,507
--------------------------------------------------------------------------------

    (b)  Percent of Class:
         3.6%
--------------------------------------------------------------------------------

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote
                856,507
--------------------------------------------------------------------------------

         (ii)   shared power to vote or to direct the vote
                -0-
--------------------------------------------------------------------------------

         (iii)  sole power to dispose or to direct the disposition of
                856,507
--------------------------------------------------------------------------------

         (iv)   shared power to dispose or to direct the disposition of
                -0-
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X .
                                                        ----
                  Yes.
--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
--------------------------------------------------------------------------------

CUSIP No. 591016100                 13G                        Page 5 of 5 Pages
--------------------------------------------------------------------------------

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
--------------------------------------------------------------------------------

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         N/A
--------------------------------------------------------------------------------

ITEM 10  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 13, 1998
                                              ----------------------------------
                                              Date

                                              /s/ KAI KRAUSE
                                              ----------------------------------
                                              Signature

                                              As individual
                                              ----------------------------------
                                              Name/Title